CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form 20-F Amendment No. 2 of Play LA Inc. of our report dated May 5, 2008, on our audit of the balance sheets of Play LA Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders' equity, and cash flows for the years then ended.

Our report, dated May 5, 2008, contains an explanatory paragraph that states that Play LA Inc. has incurred losses from operations and has an accumulated deficit at December 31, 2007.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

We also consent to the reference in the registration statement to our Firm as experts.

July 18, 2008

Seattle, Washington

Document 6669consentb123107.doc  Revised:  07/21/2008 11:19:51 AM erf

July 18, 2008

Dave Hallonquist

Play LA Inc.

c/o Spotted Dog Media

1355 Main Street

North Vancouver, BC  V7J 1C4

CANADA

Dear Dave:

Enclosed is a copy of the consent included in the Form 20-F/A filing for Play LA Inc.  Please retain for your files.

Sincerely,

Sharlyn R. Turner

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Enclosure

Document 6669consentb123107.doc